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                                                                    Exhibit 99.2

                                                      Contact:  Dime
                                                                William S. Burns
                                                                (212) 326-6170


April 20, 2001
01/9


FOR IMMEDIATE RELEASE

                   DIME BANCORP, INC. INCREASES CASH DIVIDEND

         New York, NY - April 20, 2001 - Dime Bancorp, Inc. (NYSE: DME) today announced that its Board of Directors has declared a cash dividend of $0.12 per share on its common stock, representing a 20% increase over last quarter's dividend. The dividend will be paid on June 1, 2001 to stockholders of record as of the close of business on May 18, 2001.

         Lawrence J. Toal, Dime's Chief Executive Officer, said, "Yesterday, Dime announced strong earnings results for the 2001 first quarter. We believe that these results underscore our continuing progress, and we are pleased to be able to share our success with our investors through this increased dividend."

         At March 31, 2001, Dime had assets of $27.0 billion and deposits of $14.6 billion. It's principal subsidiary, The Dime Savings Bank of New York, FSB (www.dime.com), is a regional bank serving consumers and businesses throughout the greater New York City metropolitan area. Directly and through its mortgage banking subsidiary, North American Mortgage Company (www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

         Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

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